Exhibit 99.1

SAKS INCORPORATED COMMENCES MODIFIED DUTCH AUCTION

TENDER OFFER FOR ITS 8 1/4% NOTES DUE 2008

	Contact:	Dennis Ling
(212) 451-3592
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (March 14, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) announced today that it has commenced a modified “Dutch Auction” tender offer to purchase a portion of its 8 1/4% Notes due November 15, 2008 (the “Notes”) for an aggregate purchase price not to exceed $100 million (the “offer cap”).

Offer Cap	Title of Securities	CUSIP Number	Principal Amount Outstanding
$100,000,000	8 1/4% Notes due November 15, 2008	79377WAA6	$190,324,000

Minimum Spread	Maximum Spread	UST Reference Security	Bloomberg Ref. Page
50 bps	100 bps	3.375% Notes due November 15, 2008	PX4

On the terms and subject to the conditions of the offer, the Company is offering to purchase for cash an amount of Notes having an aggregate purchase price up to the offer cap stated above, at a price (the “Purchase Price”) per $1,000 principal amount that results, on the date of purchase, in a yield (the “Tender Offer Yield”) to the maturity date equal to the sum of (i) the yield to maturity of the reference security (the “Reference Yield”), plus (ii) a spread specified by the holders of the Notes that is within the minimum and maximum spread for the Notes, as set forth in the table above, as determined by the modified “Dutch Auction” procedure described below, minus accrued and unpaid interest thereon to, but not including, the date of purchase. In addition, accrued and unpaid interest to, but not including, the date of purchase will be paid. The Reference Yield and the resulting Tender Offer Yield and Purchase Price for the Notes will be calculated in accordance with standard market practice and the methodology described in the Offer to Purchase dated March 14, 2007. The Reference Yields will be set at 2:00 p.m., New York City time, two business days prior to the expiration time of the offer, as described below.

Under the modified “Dutch Auction” procedure, the Company will accept Notes validly tendered in the order of highest to lowest spreads (within the range set forth above) specified by the holders and will select the single highest spread so specified as the “Clearing Spread,” to be added to the Reference Yield, that will enable the Company to purchase an amount of the Notes having an aggregate purchase price up to the offer cap specified above (or, if Notes having an aggregate purchase price less than the offer cap are validly tendered, all Notes so tendered). The Company will pay the same Purchase Price for all Notes validly tendered at or above the Clearing Spread and accepted for payment. If the aggregate amount of Notes validly tendered at or above the Clearing Spread and not withdrawn exceeds the offer cap, then, subject to the terms and conditions of the offer, the Company will accept for purchase, first, all Notes validly tendered at spreads above the Clearing Spread and, thereafter, the Notes validly tendered at the Clearing Spread on a prorated basis according to the principal amount of such Notes. The Company will make appropriate adjustments downward to the nearest $1,000 principal amount to avoid purchases of Notes in principal amounts other than integral multiples of $1,000.

The offer is conditioned upon the satisfaction of certain general conditions. The offer is not conditioned on a minimum amount of Notes being tendered in the offer.

The offer will expire at 12:00 midnight New York City time, on April 11, 2007, unless extended. Notes tendered pursuant to the offer may be withdrawn at any time before the expiration time. Payment for tendered Notes will be made in same-day funds promptly following the expiration time.

Citigroup Corporate and Investment Banking and Goldman, Sachs & Co. are the Dealer Managers for the offer. Global Bondholder Services Corp. is the Depositary and Information Agent.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by an Offer to Purchase dated March 14, 2007. Persons with questions regarding the offer should contact Citigroup Corporate and Investment Banking at (800) 558-3745, Goldman, Sachs & Co. at (800) 828-3182 or (212) 902-9077 or Global Bondholder Services Corp. at (866) 795-2200 or (212) 430-3774. Requests for documentation should be directed to Global Bondholder Services Corp. at (212) 430-3774 (for banks and brokers only) or (866) 795-2200 (for all others toll-free).

Saks Incorporated operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5TH stores, and saks.com. The Company also currently operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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